Exhibit 99.1

Carpenter Technology Reports Second Quarter Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--Jan. 21, 2005--Carpenter Technology Corporation (NYSE:CRS) today reported record second quarter sales and net income, which reflected strong market conditions and a continued focus on costs through lean and variation reduction.
    Net sales for the second fiscal quarter ended December 31, 2004 were $312.1 million, compared with $226.3 million for the same period a year ago.
    Net income in the second quarter was $32.5 million or $1.28 per diluted share, compared to net income of $7.5 million or $.31 per diluted share a year ago.
    Net income in the second quarter a year ago included non-cash pension and retiree medical expenses (net pension expense) of $4.4 million or $.12 per diluted share. In the recent second quarter, Carpenter's net pension expense was less than $.01 per diluted share.
    In addition to strong market conditions and better operating efficiencies, Carpenter's recent second quarter net income benefited from the receipt of $3.6 million, or the equivalent of $.09 per diluted share, from the "Continued Dumping and Subsidy Offset Act of 2000." Last year in the second quarter, Carpenter received $5.2 million, or the equivalent of $.14 per diluted share under this program.
    Net income in the recent second quarter also reflected a $4.5 million favorable settlement of an outstanding tax matter or the equivalent of $.18 per diluted share. In the second quarter a year ago, net income benefited from a $2.4 million settlement of an outstanding tax matter or the equivalent of $.10 per diluted share.
    Free cash flow in the recent second quarter was $15.3 million, compared with free cash flow of $9.4 million in the second quarter a year ago.
    At the end of the recent second quarter, total debt net of cash was $176.8 million. Carpenter's net debt amount was $27.0 million lower than at the end of the previous quarter and $144.5 million lower than a year ago.

    First Half Results

    Net sales for the first six months of the current fiscal year were $609.7 million, compared with $439.6 million for the same period a year ago.
    Net income for the first six months of the current fiscal year was $52.4 million or $2.09 per diluted share, compared with net income of $8.0 million or $.32 per diluted share for the same period a year ago.
    Free cash flow for the first six months of fiscal 2005 was $42.6 million, compared to free cash flow of $31.6 million for the same period a year ago.

    Second Quarter - Operating Summary

    "Strong market conditions and our continued focus on cost reduction through lean and variation reduction resulted in record second quarter earnings," said Robert J. Torcolini, chairman, president and chief executive officer. "Demand was strong across most of our major markets with particularly strong demand coming from the aerospace sector."
    Carpenter's sales increased 38 percent in the second quarter from a year ago, reflecting strong demand, a better product mix, increased base selling prices and raw material surcharges to help recover high raw material and energy costs. Excluding surcharge revenue, sales increased approximately 28% from the second quarter a year ago.
    Sales increased in most major end-use markets during the second quarter versus the same quarter a year ago. Industrial markets sales increased 43 percent; aerospace market sales, 79 percent; consumer market sales, 33 percent; automotive market sales, 25 percent; and medical market sales, 33 percent. Sales to the power generation market decreased 24 percent from a particularly strong second quarter a year ago.
    Geographically, sales outside the United States increased 48 percent from a year ago and represented 27 percent of second quarter sales. Sales outside the United States benefited from the effects of a weaker U.S. dollar, strong growth in Asia and increased demand for aerospace and medical materials.
    Carpenter's gross profit in the second quarter increased to $74.5 million or 23.9 percent of sales from $39.5 million or 17.5 percent of sales a year ago.
    In the second quarter a year ago, the gross profit reflected non-cash pension expense of $3.2 million or 1.4 percent of sales. The gross profit in the recent second quarter included non-cash pension and retiree medical expenses of $0.2 million.
    Strong sales growth, a better product mix, higher base prices and Carpenter's continued focus on lean and variation reduction were the primary contributors to the gross profit improvement.
    Carpenter's second quarter operating income increased to $44.9 million or 14.4 percent of sales from $11.8 million or 5.2 percent of sales a year ago. The increase reflects the improvement in gross profit and a modest increase in selling and administrative expenses compared to the quarter a year ago.

    Outlook

    "We expect that demand across our major markets will remain strong throughout the balance of this fiscal year," Torcolini said. "Given the strong demand and our ongoing focus on lean and variation reduction, we anticipate continued year-over-year operating improvement."
    Accordingly, the company now expects that free cash flow will be approximately $100 million for fiscal 2005. Carpenter had previously estimated that free cash flow would be in excess of $80 million.

    Segment Results - Second Quarter

    Specialty Metals

    Net sales for the quarter ended December 31, 2004 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units increased 42 percent to $280.4 million from $197.9 million in the same quarter a year ago.
    SAO sales increased 39 percent from the same quarter a year ago due to strong demand across most markets, a better product mix and pricing actions, including surcharges for high raw material and energy costs. In addition, SAO volume increased 7 percent despite an intentional reduction in the sale of marginally profitable products.
    Dynamet's sales increased 79 percent in the second quarter versus a year ago primarily as a result of strong demand from the U.S. and European aerospace markets and increased selling prices. CPP's sales were 30 percent higher than a year ago due to increased demand from the industrial, automotive and aerospace markets and increased selling prices.
    Operating income for the Specialty Metals segment was $40.1 million, compared to $12.0 million a year ago. The increase in operating income reflected the effects of increased sales, higher base pricing, a better product mix and continued operational improvements, including better yields and improved productivity.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components increased 12 percent to $32.5 million from $28.9 million a year ago. Stronger demand from the industrial, automotive and aerospace markets and higher base prices were the primary drivers of the sales increase.
    Operating income for the Engineered Products segment increased to $6.2 million in the second quarter from $4.2 million a year ago. Operating income benefited from higher sales, increased base selling prices and better operating efficiencies from lean and variation reduction.

    Segment Results - Year-to-Date

    Specialty Metals

    Net sales for the first six months of fiscal 2005 for the Specialty Metals segment were $547.5 million, compared to $387.6 million for the same period a year ago.
    SAO sales increased 40 percent from a year ago, due to an improved product mix, increased volumes, base pricing actions and surcharges to cover the high costs of raw materials and energy. SAO volume was 9 percent higher than last year due to increased demand from most major end-use markets, which was partially tempered by SAO's intentional reduction in the sale of marginally profitable products.
    Dynamet's sales increased 56 percent during the first six months of fiscal 2005 compared to the same period a year ago. The increase is due primarily to stronger demand from the aerospace and medical markets and increased base prices. CPP's sales were 33 percent higher than a year ago as a result of strong demand from the industrial, automotive and aerospace markets and higher base selling prices.
    Operating income for the Specialty Metals segment was $72.9 million during the first six months of fiscal 2005 as compared to $19.1 million for the same period a year ago. The increase reflects higher sales, increased base pricing and better operating efficiencies including higher yields and improved productivity.

    Engineered Products Segment

    Net sales for this segment through the first six months of fiscal 2005 were $63.7 million as compared to $53.0 million for the same period a year ago. This group of companies benefited from strong demand across most major markets and higher base selling prices.
    Operating income for the Engineered Products segment for the first six months of fiscal 2005 was $10.8 million versus $6.5 million for the same period a year ago. The increase in operating income was primarily associated with stronger demand, better pricing and cost savings initiatives.

    Net Pension Expense

    In the second quarter of fiscal 2005, Carpenter had net non-cash pension and retiree medical expenses of $0.6 million, which was offset by the favorable tax effects of Medicare Part D. As a result, Carpenter's net pension expense did not have a measurable impact on earnings per share in the recent second quarter. This compares to non-cash pension and retiree medical expenses of $4.4 million or $.12 per diluted share for the same quarter a year ago.
    The net pension amount is actuarially determined as of each June 30 and typically held constant throughout the fiscal year.
    The company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Other Items

    In the second quarter of fiscal 2005, selling and administrative expenses of $29.6 million were 9.5 percent of sales versus $27.7 million or 12.2 percent of sales in the same quarter a year ago. Selling and administrative expenses included net non-cash pension and retiree medical expenses of $0.4 million in the current second quarter versus $1.3 million in the quarter a year ago.
    For the first six months of fiscal 2005, selling and administrative expenses of $57.3 million were 9.4 percent of sales compared to $56.4 million or 12.8 percent of sales in the same period a year ago. For the first six months of the current fiscal year, non-cash pension and retiree medical expenses included in selling and administrative expenses were $0.8 million versus $2.5 million a year ago.
    Interest expense for the quarter decreased to $5.9 million from $6.2 million in the quarter a year ago due to reduced debt levels. For the first six months of fiscal 2005, interest expense was $11.7 million or $0.8 million lower than the same period a year ago.
    In the second quarter a year ago, Carpenter incurred a charge of $2.3 million associated with the early retirement of debt.
    Other income for the second quarter was $4.8 million as compared to $4.9 million in the second quarter a year ago. The recent second quarter included $3.6 million received under the "Continued Dumping and Subsidy Offset Act of 2000." In the quarter a year ago, Carpenter received $5.2 million under this program.
    Additionally, other income included $1.4 million of interest income from investments and interest received under a tax settlement. In the second quarter a year ago, interest income from investments included in other income was $0.2 million.
    In the recent second quarter, Carpenter's income tax provision was reduced by $4.5 million as a result of a favorable tax settlement. In the second quarter a year ago, net income benefited from a $2.4 million settlement of an outstanding tax matter.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow for the second quarter was $15.3 million, compared to $9.4 million a year ago. Through the first six months of fiscal 2005 free cash flow was $42.6 million, which compared to $31.6 million for the same period a year ago.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs. At the end of the second quarter, Carpenter had approximately $180 million available under its credit facilities.

    Conference Call

    Carpenter will host a conference call and webcast today, January 21, at 10:00 a.m., Eastern Time, to discuss the results of operations for the second quarter.
    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2004, its Form 10-Q for the first quarter and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer, or other influences on Carpenter's business such as new competitors, the consolidation of customers and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals;
5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; and 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.



                   CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data)


                                   Three Months Ended Six Months Ended
                                      December 31       December 31
                                   ------------------ ----------------
                                     2004      2003     2004    2003
                                   --------- -------- -------- -------

NET SALES                            $312.1   $226.3   $609.7  $439.6

Cost of sales                         237.6    186.8    471.7   366.1
                                   --------- -------- -------- -------
Gross profit                           74.5     39.5    138.0    73.5

Selling and administrative
 expenses                              29.6     27.7     57.3    56.4
                                   --------- -------- -------- -------
Operating income                       44.9     11.8     80.7    17.1

Interest expense                        5.9      6.2     11.7    12.5
Loss on early retirement of debt         --      2.3       --     2.3
Other income, net                      (4.8)    (4.9)    (5.3)   (6.6)
                                   --------- -------- -------- -------

Income before income taxes             43.8      8.2     74.3     8.9
Income taxes                           11.3      0.7     21.9     0.9
                                   --------- -------- -------- -------
NET INCOME                            $32.5     $7.5    $52.4    $8.0
                                   ========= ======== ======== =======

EARNINGS PER COMMON SHARE:
   Basic                              $1.33    $0.32    $2.17   $0.32
                                   ========= ======== ======== =======
   Diluted                            $1.28    $0.31    $2.09   $0.32
                                   ========= ======== ======== =======

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING:
   Basic                               24.1     22.4     23.8    22.4
                                   ========= ======== ======== =======
   Diluted                             25.1     23.3     24.8    23.2
                                   ========= ======== ======== =======

Cash dividends per common share       $0.10  $0.0825  $0.1825  $0.165
                                   ========= ======== ======== =======

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions)

                                                  Six months ended
                                                     December 31
                                               -----------------------
                                                   2004        2003
                                               ------------ ----------

OPERATIONS:
  Net income                                         $52.4       $8.0
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation                                      23.4       24.8
    Amortization                                       2.0        4.8
    Deferred income taxes                              9.4       (2.6)
    Net pension expense                                1.2        8.8
    Net loss on asset disposals                        0.1        0.2
  Changes in working capital and other:
    Receivables                                       (4.4)      (5.9)
    Inventories                                      (28.5)     (10.7)
    Other current assets                              (3.5)      (1.4)
    Accounts payable                                 (14.5)       3.1
    Accrued current liabilities                       10.5        3.1
    Income tax refund                                  1.9        0.3
    Other, net                                         2.4        6.2
                                               ------------ ----------
Net cash provided from operations                     52.4       38.7
                                               ------------ ----------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software          (4.8)      (3.2)
  Proceeds from disposals of plant and
   equipment                                           0.2        0.6
  Purchases of marketable securities                 (55.9)     (18.7)
  Sales of marketable securities                      19.3         --
                                               ------------ ----------
Net cash used for investing activities               (41.2)     (21.3)
                                               ------------ ----------

FINANCING ACTIVITIES:
  Net change in short-term debt                       (0.7)      (9.3)
  Payments on long-term debt                            --      (20.1)
  Checks not cleared                                    --       (3.7)
  Dividends paid                                      (5.2)      (4.5)
  Proceeds from issuance of common stock              35.1        1.2
                                               ------------ ----------
Net cash provided from (used for) financing
 activities                                           29.2      (36.4)
                                               ------------ ----------

Effect of exchange rate changes on cash and
 cash equivalents                                     (3.7)      (0.2)
                                               ------------ ----------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                          36.7      (19.2)
Cash and cash equivalents at beginning of
 period                                               76.6       53.5
                                               ------------ ----------
Cash and cash equivalents at end of period          $113.3      $34.3
                                               ============ ==========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in millions)

                                           December 31      June 30
                                              2004           2004
                                          -------------- -------------

ASSETS
Current Assets:
  Cash and cash equivalents                      $113.3         $76.6
  Marketable securities                            65.4          28.8
  Accounts receivable, net                        172.9         165.2
  Inventories                                     214.9         185.0
  Other current assets                             33.8          36.2
                                          -------------- -------------
     Total current assets                         600.3         491.8

Property, plant and equipment, net                590.9         608.7
Prepaid pension cost                              248.9         247.0
Goodwill                                           46.4          46.4
Trademarks and trade names, net                    21.6          24.3
Other assets                                       33.4          38.0
                                          -------------- -------------
Total assets                                   $1,541.5      $1,456.2
                                          ============== =============

LIABILITIES
Current liabilities:
  Short-term debt                                  $1.7          $2.2
  Accounts payable                                 95.1         109.0
  Accrued compensation                             25.1          26.1
  Accrued income taxes                             20.0          10.3
  Accrued liabilities                              58.6          51.4
  Deferred income taxes                             7.4          10.9
  Current portion of long-term debt                20.2          20.2
                                          -------------- -------------
     Total current liabilities                    228.1         230.1

Long-term debt, net of current portion            333.6         332.7
Accrued postretirement benefits                   137.9         143.5
Deferred income taxes                             184.3         175.6
Other liabilities                                  37.3          36.3
                                          -------------- -------------
Total liabilities                                 921.2         918.2
                                          -------------- -------------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                      20.3          20.8
  Common stock                                    126.7         120.7
  Capital in excess of par value - common
   stock                                          244.3         215.1
  Reinvested earnings                             277.6         230.4
  Common stock in treasury, at cost               (37.8)        (38.0)
  Deferred compensation                            (7.7)         (9.5)
  Accumulated other comprehensive loss             (3.1)         (1.5)
                                          -------------- -------------
     Total stockholders' equity                   620.3         538.0
                                          -------------- -------------

Total liabilities and stockholders'
 equity                                        $1,541.5      $1,456.2
                                          ============== =============

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in millions)


                                   Three Months Ended Six Months Ended
                                      December 31       December 31
                                   ------------------ ----------------
                                     2004      2003     2004    2003
                                   --------- -------- -------- -------

Net sales:
  Specialty Metals                   $280.4   $197.9   $547.5  $387.6
  Engineered Products                  32.5     28.9     63.7    53.0
  Intersegment                         (0.8)    (0.5)    (1.5)   (1.0)
                                   --------- -------- -------- -------

  Consolidated net sales             $312.1   $226.3   $609.7  $439.6
                                   ========= ======== ======== =======

Operating income:
  Specialty Metals                    $40.1    $12.0    $72.9   $19.1
  Engineered Products                   6.2      4.2     10.8     6.5
  Corporate costs                      (5.0)    (4.8)   (10.1)   (9.2)
  Pension earnings, interest &
   deferrals                            3.7      0.4      7.4     0.8
  Intersegment                         (0.1)      --     (0.3)   (0.1)
                                   --------- -------- -------- -------

   Consolidated operating income      $44.9    $11.8    $80.7   $17.1
                                   ========= ======== ======== =======


Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                 (in millions, except per share data)


                                  Three Months Ended Six Months Ended
                                     December 31        December 31
                                  ------------------ -----------------
FREE CASH FLOW                      2004      2003     2004     2003
                                  --------- -------- -------- --------

Net cash provided from operations    $20.3    $12.6    $52.4    $38.7
Purchases of plant, equipment and
 software                             (2.3)    (1.6)    (4.8)    (3.2)
Proceeds from disposals of plant
 and equipment                         0.2      0.5      0.2      0.6
Dividends paid                        (2.9)    (2.1)    (5.2)    (4.5)
                                  --------- -------- -------- --------
Free cash flow                       $15.3     $9.4    $42.6    $31.6
                                  ========= ======== ======== ========

Free cash flow is a measure of cash generated which management evaluates for alternative uses.



                                December 31  September 30  December 31
NET DEBT                           2004          2004         2003
                                ------------ ------------- -----------

Accounts receivable purchase
 facility                              $---          $---       $10.0
Short-term debt                         1.7           1.7         8.6
Current portion of long-term
 debt                                  20.2          20.2         0.1
Long-term debt, net of current
 portion                              333.6         334.5       355.6
                                ------------ ------------- -----------
Total debt                            355.5         356.4       374.3
Cash                                 (113.3)        (94.6)      (34.3)
Marketable securities                 (65.4)        (58.0)      (18.7)
                                ------------ ------------- -----------
Net debt                             $176.8        $203.8      $321.3
                                ============ ============= ===========

Accumulated cash and marketable securities are expected to be used for debt repayment until a targeted debt to capital ratio is achieved.



                                  Three Months Ended Six Months Ended
                                     December 31       December 31
                                  ------------------ -----------------
NET PENSION EXPENSE                 2004      2003     2004     2003
                                  --------- -------- -------- --------

Pension plan (income) expense        ($0.6)    $2.2    ($1.2)    $4.4
Other postretirement benefits
 expense                               1.2      2.2      2.4      4.4
                                  --------- -------- -------- --------
                                       0.6      4.4      1.2      8.8
Income tax benefit                    (0.5)    (1.7)    (1.1)    (3.3)
                                  --------- -------- -------- --------
Net pension expense                   $0.1     $2.7     $0.1     $5.5
                                  ========= ======== ======== ========

Net pension expense per share        $0.00    $0.12    $0.00    $0.24
                                  ========= ======== ======== ========
Weighted average diluted common
 shares                               25.1     23.3     24.8     23.2
                                  ========= ======== ======== ========


    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com